Exhibit 99.1

For immediate release
May 15, 2023
Star Equity Holdings, Inc. Announces 2023 First Quarter Financial Results

Consolidated Gross Profit increased 63% in Q1 2023 versus Q1 2022

Reports Net Income of $0.4 million and Non-GAAP Adjusted Net Income of $0.9 million

Adjusted EBITDA of $1.7 million in Q1 2023 versus $0.1 million in Q1 2022

Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star Equity” or the “Company”), a diversified holding company, reported today its financial results for the first quarter (Q1) ended March 31, 2023. All 2023 and 2022 amounts in this release are unaudited.
Q1 Quarter 2023 Financial Highlights vs. Q1 Quarter 2022 (unaudited)
•Revenues increased by 2.6% to $25.7 million from $25.0 million.
•Gross profit increased by 62.8% to $7.6 million from $4.7 million.
•Net income was $0.4 million (or $0.03 per basic and diluted share) compared to a net loss of $3.7 million (or $0.29 per basic and diluted share).
•Non-GAAP adjusted net income was $0.9 million (or $0.06 per diluted share) compared to a loss of $0.7 million (or $0.05 per diluted share).
•Non-GAAP adjusted EBITDA was $1.7 million versus $0.1 million.
•As of March 31, 2023, cash and cash equivalents of $5.7 million decreased compared to cash and cash equivalents of $15.0 million at March 31, 2022; net debt, defined as total debt less total cash and cash equivalents, increased to net debt of $2.7 million from net cash of $1.7 million.

Rick Coleman, Chief Executive Officer, noted, “Star Equity’s strong start to 2023 reflects the team’s continued execution on our operating plan. We achieved first quarter adjusted EBITDA of $1.7 million, versus $0.1 million in the first quarter of last year, primarily due to continued strong top and bottom-line growth at our Construction division. Better operational efficiency, pricing, and cost discipline drove the Construction division’s improved results. Although Healthcare division revenue was roughly flat versus the prior year quarter, gross margin improved by 1.2 percentage points to 24.9% due to our realigned focus on higher-margin products and services stemming from our May 2022 reorganization.”

Mr. Coleman continued, “With the sale of Digirad Health on May 4, we have significantly strengthened our balance sheet and are well positioned to execute on our growth strategy of generating organic growth at our Construction division, and completing acquisitions — which could either be Construction bolt-ons or entries into new business sectors — and thoughtfully expanding activity at our Investments division. We plan to provide shareholders updates on these and other initiatives over time.”
Revenues
The Company’s Q1 2023 revenues increased 2.6% to $25.7 million from $25.0 million in the first quarter of 2022.

Revenues in $ thousands	Q1 2023	Q1 2022	% change
Healthcare	$13,359	$13,418	(0.4)%
Construction	12,346	11,631	6.1%
Investments	158	158	—%
Intersegment elimination	(158)	(158)	—%
Total Revenues	$25,705	$25,049	2.6%
Healthcare revenue decreased 0.4% compared to the prior year quarter, which reflects a slightly different mix of business versus 2022. The increase in revenue for the Construction division was driven by improved performance at both our KBS and EBGL businesses.

Gross Profit

Gross profit (loss) in $ thousands	Q1 2023	Q1 2022	% change
Healthcare	$3,327	$3,176	4.8%
Healthcare gross margin	24.9%	23.7%	1.2%
Construction	4,329	1,586	173.0%
Construction gross margin	35.1%	13.6%	21.5%
Investments	95	59	61.0%
Intersegment elimination	(158)	(158)	N/M
Total gross profit	$7,593	$4,663	62.8%
Total gross margin	29.5%	18.6%	10.9%
Healthcare gross profit increased 4.8% for the three months ended March 31, 2023, compared to the same period in the prior year and reflects a slightly different business mix versus 2022.
The 173.0% increase in Construction gross profit was predominately due to stronger pricing levels, lower input costs, and improved operating efficiency versus Q1 2022.
Operating Expenses
On a consolidated basis, Q1 2023 sales, general and administrative (“SG&A”) expenses decreased by $0.4 million, or 5.2%, versus the prior year period. The major driver of the decrease in SG&A was a $0.4 million decrease in audit and tax service expense. SG&A as a percentage of revenue decreased in Q1 2023 to 25.0% versus 27.1% in Q1 2022.
Net Income
Q1 2023 net income from continuing operations was $0.4 million, or $0.03 per basic and diluted share, compared to net loss of $3.7 million, or $0.29 per basic and diluted share in the same period in the prior year. Q1 2023 non-GAAP adjusted net income from continuing operations was $0.9 million, or $0.06 per diluted share, compared to non-GAAP adjusted net loss from continuing operations of $0.7 million, or $0.05 per diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Q1 2023 non-GAAP adjusted EBITDA was $1.7 million versus of $0.1 million in the same quarter of the prior year due to improvements in the Company’s operations leading to increased gross profit at both our Healthcare and Construction divisions.
Operating Cash Flow
Q1 2023 cash flow from operations was an inflow of $5.1 million, compared to an outflow of $0.6 million for the same period in the prior year, primarily as a result of improved profitability at our operating businesses, particularly at our Construction Division, higher collections of accounts receivable, and lower SG&A expense.
Preferred Stock Dividends
In Q1 2023, the Company’s board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $0.5 million. The record date for this dividend was March 1, 2023, and the payment date was March 10, 2023. As of March 31, 2023, the Company had no preferred dividends in arrears.
Conference Call Information
A conference call is scheduled for 10:00 a.m. ET (7:00 a.m. PT) on May 15, 2023 to discuss the results and management’s outlook. The call may be accessed by dialing (833) 630-1956 (toll free) or (412) 317-1837 (international), five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.

Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA from continuing operations.” The most directly comparable measures for these non-GAAP financial measures are “net income (loss),” “net income (loss) per basic and diluted share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, unrealized gain (loss) on equity securities and lumber derivatives, litigation costs, financing costs, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2023.
About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with two divisions: Construction and Investments. Prior to the May 4, 2023 sale of Digirad Health, Star Equity Holdings had three divisions: Healthcare, Construction and Investments.
Healthcare
Our Healthcare division, which operated as Digirad Health until the sale of Digirad Health on May 4, 2023, provided products and services in the area of nuclear medical imaging with a focus on cardiac health. Digirad Health operated across the United States and comprises two lines of business—imaging services offered to healthcare providers using a fleet of our proprietary solid-state gamma cameras and the manufacturing, distribution, and maintenance of our proprietary solid-state gamma cameras.
Construction
Our Construction division manufactures modular housing units for commercial and residential real estate projects and operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations for professional builders.
Investments
Our Investments division manages and finances the Company’s real estate assets as well as its investment positions in private and public companies.

Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations (including the recent coronavirus COVID-19 outbreak); the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand the Company's business; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies); high costs of regulatory compliance; the liability and compliance costs regarding environmental regulations; the underlying condition of the technology support industry; the lack of product diversification; development and introduction of new technologies and intense competition in the healthcare industry; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration, as well as factors related to the Company’s business including economic and financial market conditions generally and economic conditions in the Company’s markets; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Rick Coleman	Lena Cati
Chief Executive Officer	Senior Vice President
203-489-9508	212-836-9611
rick.coleman@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues:
Healthcare	$13,359	$13,418
Construction	12,346	11,631
Total revenues	25,705	25,049

Cost of revenues:
Healthcare	10,032	10,242
Construction	8,017	10,045
Investments	63	99
Total cost of revenues	18,112	20,386

Gross profit	7,593	4,663

Operating expenses:
Selling, general and administrative	6,433	6,788
Amortization of intangible assets	430	430
Total operating expenses	6,863	7,218

Income (loss) from operations	730	(2,555)

Other income (expense):
Other income (expense), net	(100)	(6)
Interest expense, net	(195)	(190)
Total other income (expense), net	(295)	(196)

Income (loss) before income taxes	435	(2,751)
Income tax benefit (provision)	—	(950)
Net income (loss)	435	(3,701)
Deemed dividend on Series A perpetual preferred stock	(479)	(479)
Net income (loss) attributable to common shareholders	$(44)	$(4,180)

Net income (loss) per share
Basic*	$0.03	$(0.29)
Diluted*	$0.03	$(0.29)
Net income (loss) per share, attributable to common shareholders
Basic*	$—	$(0.33)
Diluted*	$—	$(0.33)
Weighted-average common shares outstanding
Basic*	15,516	12,669
Diluted*	15,656	12,669

Dividends declared per share of Series A perpetual preferred stock	$0.25	$0.25
*Earnings per share may not add due to rounding

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (In thousands, except share amounts)

	March 31, 2023 (unaudited)	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$5,655	$4,665
Restricted cash	141	142
Investments in equity securities	3,577	3,490
Accounts receivable, net of allowances of $500 and $714, respectively	15,000	17,756
Inventories, net	10,043	10,627
Other current assets	2,239	2,587
Total current assets	36,655	39,267
Property and equipment, net	8,102	8,348
Operating lease right-of-use assets, net	4,040	4,482
Intangible assets, net	12,922	13,352
Goodwill	6,046	6,046
Other assets	1,736	1,807
Total assets	$69,501	$73,302

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$4,125	$3,430
Accrued liabilities	2,665	3,137
Accrued compensation	4,025	3,701
Accrued warranty	290	291
Lumber derivative contracts	62	104
Deferred revenue	2,926	3,376
Short-term debt	8,394	11,682
Operating lease liabilities	1,371	1,427
Finance lease liabilities	348	397
Total current liabilities	24,206	27,545
Deferred tax liabilities	176	176
Operating lease liabilities, net of current portion	2,749	3,141
Finance lease liabilities, net of current portion	300	386
Deferred Revenue, net of current portion	257	299
Total liabilities	27,688	31,547

Stockholders’ Equity:
Series A Preferred stock, $0.0001 par value: 10,000,000 shares authorized: 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at March 31, 2023. (Liquidation preference: $18,988,390 as of March 31, 2023.)	18,988	18,988
Series C Preferred stock, $0.0001 par value: 25,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized, respectively; 15,192,753 and 15,177,919 shares issued and outstanding (net of treasury shares) at March 31, 2023 and December 31, 2022, respectively	1	1
Treasury stock, at cost; 258,849 shares at March 31, 2023 and December 31, 2022, respectively	(5,728)	(5,728)
Additional paid-in capital	161,338	161,715
Accumulated deficit	(132,786)	(133,221)
Total stockholders’ equity	41,813	41,755
Total liabilities and stockholders’ equity	$69,501	$73,302

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$435	$(3,701)
Acquired intangible amortization	430	430
Unrealized loss (gain) on equity securities (1)	(2)	—
Unrealized loss (gain) on lumber derivatives (2)	(43)	676
Litigation costs (3)	22	868
Financing costs (4)	100	100
Income tax (benefit) provision	—	950
Non-GAAP adjusted net income (loss)	$942	$(677)

Net income (loss) per diluted share	0.03	(0.29)
Acquired intangible amortization	0.03	0.03
Unrealized loss (gain) on equity securities (1)	—	—
Unrealized loss (gain) on lumber derivatives (2)	—	0.05
Litigation costs (3)	—	0.07
Financing costs (4)	0.01	0.01
Income tax (benefit) provision	—	0.07
Non-GAAP adjusted net income (loss) per basic share (5)	$0.06	$(0.05)
Non-GAAP adjusted net income (loss) per diluted share (5)	$0.06	$(0.05)
(1)Reflects adjustments for any unrealized gains or losses in equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)Reflects one time litigation costs.
(4)Reflects financing costs from our credit facilities.
(5)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and the sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands)

For The Three Months Ended March 31, 2023	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss)	$419	$1,654	$(51)	$(1,587)	$435
Depreciation and amortization	272	505	63	4	844
Interest (income) expense	168	29	22	(24)	195
Income tax (benefit) provision	—	—	—	—	—
EBITDA	859	2,188	34	(1,607)	1,474

Unrealized loss (gain) on equity securities (1)	—	—	(2)	—	(2)
Unrealized loss (gain) on lumber derivatives (2)	—	(43)	—	—	(43)
Litigation costs (3)	22	—	—	—	22
Stock-based compensation	1	5	—	96	102
Financing costs (4)	5	84	11	—	100
Non-GAAP adjusted EBITDA	$887	$2,234	$43	$(1,511)	$1,653

For The Three Months Ended March 31, 2022	Healthcare	Construction	Investments	Star Equity Corporate	Total

Net income (loss)	$(940)	$(916)	$88	$(1,933)	$(3,701)
Depreciation and amortization	315	487	99	—	901
Interest expense	64	79	47	—	190
Income tax (benefit) provision	950	—	—	—	950
EBITDA	389	(350)	234	(1,933)	(1,660)

Unrealized loss (gain) on lumber derivatives (2)	—	676	—	—	676
Litigation costs (3)	868	—	—	—	868
Stock-based compensation	15	6	—	123	144
Financing costs (4)	5	78	17	—	100
Non-GAAP adjusted EBITDA	$1,277	$410	$251	$(1,810)	$128

(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)Reflects one time litigation costs.
(4)Reflects financing costs from our credit facilities.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited) (In thousands)
A summary of the Company’s credit facilities are as follows:

	March 31, 2023		December 31, 2022
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - eCapital KBS	$—	10.75%	$—	10.25%
Revolving Credit Facility - eCapital EBGL	—	10.75%	2,592	10.25%
Revolving Credit Facility - Webster	7,685	7.36%	8,299	6.89%
Total Short-term Revolving Credit Facilities	$7,685	7.36%	$10,891	7.69%
eCapital - Star Loan Principal, net	$709	11.00%	$791	10.50%
Short Term Loan	$709	11.00%	$791	10.50%
Total Short-term debt	$8,394	7.67%	$11,682	7.88%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited) (In thousands)

	Three Months Ended March 31,
	2023	2022
Revenue by segment:
Healthcare	$13,359	$13,418
Construction	12,346	11,631
Investments	158	158
Intersegment elimination	(158)	(158)
Consolidated revenue	$25,705	$25,049

Gross profit (loss) by segment:
Healthcare	$3,327	$3,176
Construction	4,329	1,586
Investments	95	59
Intersegment elimination	(158)	(158)
Consolidated gross profit	$7,593	$4,663

Income (loss) from continuing operations by segment:
Healthcare	$579	$78
Construction	1,782	(759)
Investments	(19)	59
Corporate, eliminations and other	(1,612)	(1,933)
Segment income (loss) from operations	$730	$(2,555)

Depreciation and amortization by segment:
Healthcare	$272	$315
Construction	505	487
Investments	63	99
Star Equity corporate	$4	$—
Total depreciation and amortization	$844	$901